EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Perficient, Inc. for the registration of 1,355,573 shares of its common stock and to the incorporated by reference therein of our report dated January 9, 2004, with respect to the consolidated financial statements of Perficient, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
November 10, 2006